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                                                                   Exhibit 10.15

                               ADVISORY AGREEMENT
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     THIS ADVISORY AGREEMENT (this "Agreement") is made and entered into as of
May 16, 1997, by and between Therma Wave, Inc., a Delaware corporation (the "Company"), and Bain Capital, Inc., a Delaware corporation ("Bain").

     WHEREAS, the Company desires to retain Bain and Bain desires to perform for the Company and its subsidiaries certain services;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

     1. Term. This Agreement shall be in effect for an initial term of ten years commencing on the date hereof (the "Term"), and shall be automatically extended thereafter on a year to year basis unless the Company or Bain provides written notice of its desire to terminate this Agreement to the other party 90 days prior to the expiration of the Term or any extension thereof.

     2. Services. Bain shall perform or cause to be performed such services for the Company and its subsidiaries as directed by the Company's board of directors, which may include, without limitation, the following:

     (a) general executive and management services;

     (b) identification, support, negotiation and analysis of acquisitions and dispositions by the Company or its subsidiaries;

     (c) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

     (d) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

     (e) marketing functions, including monitoring of marketing plans and strategies;

     (f) human resource functions, including searching and hiring of executives; and

     (g) other services for the Company and its subsidiaries upon which the Company's board of directors and Bain agree.

     3. Advisory Fee. Payment for services rendered by Bain incurred in connection with the performance of services pursuant to this Agreement shall be $1,000,000 per calendar year to Bain plus reasonable out-of-pocket expenses of Bain, payable by the Company on a quarterly
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basis in advance commencing July 1, 1997.  If any time when a payment is due under this Agreement the Company (i) does not have sufficient cash to make such payment or (ii) is prohibited from making such payment pursuant to the terms of the Company's loan agreement, part or all of such payment shall be deferred. Any amount so deferred shall be added to the amount due under this Agreement in the quarter following the quarter in which the amount was deferred.

     4. Closing Fees. During the term of this Agreement, Bain shall be entitled to receive from the Company a transaction fee in connection with the consummation of each acquisition by the Company of an additional business in an amount equal to 1% of the aggregate transaction value of such acquisition, including assumed debt or debt for which an acquired entity is liable (each such payment, a "Transaction Fee"). In addition, upon the consummation of the transactions contemplated by the Recapitalization Agreement dated as of December 18, 1996, by and among the Company and the persons set forth on the signature pages attached thereto, the Company shall pay to Bain a transaction fee of $1,800,000 in immediately available funds to an account designated by Bain.

     5. Personnel. Bain shall provide and devote to the performance of this Agreement such partners, employees and agents of Bain as Bain shall deem appropriate to the furnishing of the services required.

     6. Liability. Neither Bain nor any of its affiliates, partners, employees or agents shall be liable to the Company or its subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of Bain, its affiliates, partners, employees or agents acting within the scope of their employment or authority.

     7. Indemnity. The Company and its subsidiaries shall defend, indemnify and hold harmless each of Bain, its affiliates, partners, employees and agents from and against any and all loss, liability, damage or expenses arising from any claim (a "Claim") by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys' fees) (collectively, "Claims") resulting from any act or omission of Bain, its affiliates, partners, employees or agents, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by Bain, its affiliates, partners, employees or agents. The Company and its subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company, its subsidiaries and Bain, its officers, directors, affiliates, partners, employees or agents or in which Bain, its affiliates, partners, employees or agents may be impleaded with others upon any Claim or Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by Bain, its affiliates, partners, employees or agents, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by Bain, its affiliates, partners, employees or agents, then Bain shall reimburse the Company and its subsidiaries for the costs of defense and other costs incurred by the Company and its subsidiaries.

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     8.  Notices.  All notices hereunder shall be in writing and must be personally delivered, received by certified mail, return receipt requested, or sent by guaranteed overnight delivery service, addressed to the parties as follows:

     To the Company:

          Therma Wave, Inc.
          1250 Reliance Way
          Fremont, CA 94539
          Attn: Chief Executive Officer

     To Bain:

          Bain Capital, Inc.
          2 Copley Place
          Boston, MA 02116
          Attn: Adam Kirsch
          David Dominik

     With a copy to:

          Kirkland & Ellis
          200 East Randolph Drive
          Chicago, Illinois 60601
          Attn: Jeffrey C. Hammes
                Stephen L. Ritchie

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

     9. Assignment. Neither party may assign any obligations hereunder to any other party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, that Bain may assign its rights and obligations under this Agreement to any of its affiliates (provided that such affiliate is a person or entity (excluding any Bain portfolio companies) controlled by Bain, or in the case of an affiliate which is a partnership, Bain is the ultimate general partner of such partnership) without the consent of the Company. The assignor shall remain liable for the performance of any assignee.

     10. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

     11. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

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     12.  Entire Agreement; Modification; Governing Law.  The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. All issues concerning this agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

                           *     *     *     *     *

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



                                 THERMA WAVE, INC.


                                 By: ________________________________

                                 Its: _______________________________



                                 BAIN CAPITAL, INC.


                                 By: ________________________________

                                 Its: _______________________________

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